Exhibit 10.45

THIRD AMENDMENT TO SUBLEASE BETWEEN

325 CORPORATE DRIVE II, LLC

AS “SUBLESSOR”

AND

BOTTOMLINE TECHNOLOGIES, INC.

AS “SUBLESSEE”

THIS THIRD AMENDMENT TO SUBLEASE (this “Third Amendment”) is made by and between 325 CORPORATE DRIVE II, LLC, (“Sublessor”) and BOTTOMLINE TECHNOLOGIES, INC. (“Sublessee”), the parties to a certain Sublease dated August 31, 2000, as amended by First Amendment to Sublease dated December 29, 2000 and a Second Amendment to Sublease (the “Second Amendment”) dated September 19, 2001 (as amended, the “Sublease”). All capitalized terms contained in this Third Amendment shall have the meanings given to them in the Sublease; and

WHEREAS: The Base Term of the Sublease is scheduled to expire in the year 2012, and

WHEREAS: The parties desire to amend the Sublease to extend the Term thereof and modify certain other terms and conditions thereof.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties agree that the Sublease shall be, and is hereby, amended as follows:

1.

The defined terms “Subleased Premises”, “Premises” and “Premises Subleased” shall mean 59,882 square feet of space located on the 1st , 3rd and 4th floor(s) of the 96,611 square foot building at 325 Corporate Drive, Portsmouth, New Hampshire (the “Building”) which Premises are shown in the Plans attached hereto as Exhibit 1 hereto. In addition to the foregoing, effective July 1, 2010, Sublessee shall occupy an additional 5,999 rentable square feet, as shown on Exhibit 2 attached hereto, upon the same terms and conditions of the Sublease, as amended by this Third Amendment, except as otherwise expressly set forth herein to the contrary. Notwithstanding anything contained in the Lease, as amended hereby, the contrary, Sublessor and Sublessee acknowledge and agree that from and after July 1, 2010, the defined terms “Subleased Premises”, “Premises” and “Premises Subleased” shall mean 65,881 square feet of space.

2.	Exhibit 2 to the Sublease and Exhibit 1 to the Second Amendment are deleted in their entirety and Exhibit 1 hereto is added in their place. Exhibit 1 hereto is a plan or plans showing the “Subleased Premises” or “Premises” leased under the Sublease, as amended hereby. In addition, Sublessee shall have the right to use four (4) parking spaces in the Building’s parking lot for every 1000 RSF leased by it under the Sublease, as amended hereby.

3.	Section 2.9 of the Sublease is deleted in its entirety.

4.	Notwithstanding anything contained to the contrary in the Sublease, throughout the Base Term of the Sublease, as the same may be extended, commencing on June 1, 2010:

(a)	the Building operating hours shall be 8:00 am through 9:00 pm on weekdays and 9:00 am through 1:00 pm on weekends. Sublessee shall have 24 hour access to the Subleased Premises. The Building’s holiday schedule will comply with the Federal holiday schedule (and the following day when a holiday occurs on a Sunday),

(b)	Sublessor, at its sole cost and expense, shall maintain the current electronic security system at all entry doors to the Building, and

(c)	Sublessor shall keep and maintain the Common Areas, exterior and egress to the Building in compliance with all applicable governmental statutes, regulations, rules, and laws including the ADA.

5.	Section 3.1 of the Sublease is hereby amended to provide that the Base Term of the Sublease shall be extended through April 30, 2022.

6.	Section 4.1 of the Sublease is deleted in its entirety and the following substituted therefore:

“4.1. The Base Rent due from Sublessee to Sublessor during the annual period commencing May 1, 2010 (Year 1) shall be calculated by multiplying the number of square feet included in the Subleased Premises by Ten Dollars and Fifty Cents ($10.50). For each year commencing May 1, 2011, the Base Rent due hereunder shall be increased by a percentage of the previous year’s Base Rent, which percentage shall be the lesser of (a) five (5) times the increase in the Consumer Price Index for the previous calendar year, or (b) Two and Four Tenths Percent (2.4%) annually, but in no event shall there be a reduction in the annual rent. By way of example, the following Base Rent schedule has been calculated assuming that there are 65,881 square feet of space within the Subleased Premises and that the annual increase is 2.4% for each year during the Base Term:

Months	Annual Amount		Per Sq. Ft.	Monthly Payment
1 – 6[1]	$628,761.00	*	$10.50	$52,396.75
7 – 12	$691,750.50	*	$10.50	$57,645.88
13 – 24	$708,220.75		$10.75	$59,018.40
25 – 36	$725,349.81		$11.01	$60,445.82
37 – 48	$742,478.87		$11.27	$61,873.24
49 – 60	$760,266.74		$11.54	$63,355.56
61 – 72	$778,713.42		$11.82	$64,892.79
73 – 84	$797,818.91		$12.11	$66,484.91
85 – 96	$816,924.40		$12.40	$68,077.03
97 – 108	$836,029.89		$12.69	$69,669.16
109 – 120	$856,453.00		$13.00	$71,371.08
121 – 132	$876,876.11		$13.31	$73,073.01
133 – 144	$897,958.03		$13.63	$74,829.84

*	annualized

For purposes of this Sublease, the term “Consumer Price Index” shall mean the Consumer Price Index (All Urban Consumers, All Cities Average) issued by the Bureau of Labor Statistics of the United States for the period from the first (1st) day of such previous calendar year through the last day of such previous year. In no event shall the Base Rent due hereunder in any year during the Base Term hereof be less than the Base Rent due during the immediately preceding year.”

7.	A new Section 4.2.1 is added to the Sublease, which Section reads as follows:

“4.2.1. Rent Net to Sublessor. It is understood and agreed between the parties hereto that the Rent, Additional Rent and other amounts herein reserved are intended to be net rents, and that Sublessor shall

[1]	based on 59,882 square feet in the Premises.

at all times be entitled to receive such rents in full. Sublessee shall pay the Rent, Additional Rent and other amounts herein reserved promptly, without demand therefor, and without any abatement, suspension, setoff or deduction of any kind whatsoever, except as expressly provided in the Sublease. In the event of a default in the payment of Additional Rent or other amounts herein reserved, Sublessor shall have the same remedies as in the case of a default in the payment of Rent.”

8.	Section 4.3 is amended by deleting subsection 4.3.1 (ii) (a), and adding thereto a new subsection 4.3.1 (iv) which reads as follows:

“(iv) Ground Rent. Shall mean the rental payments made or to be made under Sublessor’s lease with the PDA (or its successors or assigns) for the property located at 325 Corporate Drive, Portsmouth, New Hampshire, including rent and additional rent.”

9.	Section 4.3.2 of the Sublease is deleted in its entirety and the following substituted therefore:

“4.3.2 Sublessee’s Payments. (a) Sublessee shall be responsible for Sublessee’s Proportionate Share of Operating Expenses, Utility Expenses, and Ground Rent.

(b) Sublessor shall annually estimate the Operating Expenses, Utility Expenses and Ground Rent. Sublessor’s estimate for the calendar year 2010 is: Operating Expenses and Utility Expenses - $3.53 per RSF; Ground Rent - $1.18 per RSF. As of each anniversary date the Sublessor shall reconcile the estimated expenses with the actual expenses, and determine the estimated payments for the next 12 month period. Estimated payments by Sublessee on account of Sublessee’s Proportionate Share of Operating Expenses, Utility Expenses and Ground Rent shall be made monthly and at the time and in the fashion herein provided for the payment of Base Rent. Sublessor shall use its best efforts to, within ninety (90) days following the end of each Operating Year, submit to Sublessee a reasonably detailed accounting of Operating Expenses, Utility Expenses and Ground Rent for such Year, together with reasonable documentation supporting the same, and Sublessor shall certify to the accuracy thereof. If estimated payments theretofore made for such Year by Sublessee exceed Sublessee’s required payment on account thereof for such Year, according to such statement, Sublessor shall credit the amount of overpayment against subsequent obligations of Sublessee with respect to Operating Expenses, Utility Expenses and Ground Rent (or refund such overpayment if the Term of this Sublease has ended and Sublessee has no further obligation to Sublessor), but, if the required payments on account thereof for such Year are greater than the estimated payments (if any) theretofore made on account thereof for such Year, Sublessee shall make payment to Sublessor within thirty (30) days after being so advised by Sublessor. Sublessor shall have the same rights and remedies for the nonpayment by Sublessee of any payments due on account of Operating Expenses, Utility Expenses and Ground Rent as Sublessor has hereunder for the failure of Sublessee to pay Base Rent.

(c) “Sublessee’s Proportionate Share” shall mean a fraction, the numerator of which is the number of rentable square feet in the Premises, and the denominator of which is the number of rentable square feet in the Building, unless it is determined that Sublessee’s use exceeds its proportionate share, in which case the parties shall determine an equitable payment methodology.”

10.	Sublessor shall use best efforts to, within 90 days of the execution of this Third Amendment, at its sole cost and expense, cause the electricity that is furnished to the Subleased Premises (for light, plugs and HVAC (to the extent reasonably possible)) to be separately submetered. Following such submetering, Sublessee shall pay its electrical costs for that electricity supplied to the Premises which is separately sub-metered to Sublessor based on its actual consumption of electricity.

11.	Article 5 of the Sublease is hereby amended by changing the Caption thereof to read “TAXES” rather than “TAXES AND UTILITIES”.

12.	Notwithstanding anything contained to the contrary in the Sublease, as amended hereby, Sublessor shall, at its sole cost and expense, maintain a lobby directory and directional signs at the entrance of the Building. Sublessee shall have the right to place its signage on such directory and directional signs; such signage to reflect Sublessee’s occupancy of the Subleased Premises and Sublessee’s relative occupancy of the Building compared to other tenants in the Building in both sign and lettering size. In addition the foregoing, Sublessee shall have the right to maintain existing signage installed in, on or around the Building and Premises, including any existing Building façade signage.

13.	Notwithstanding anything contained to the contrary in the Sublease, as amended hereby, within three hundred sixty-five (365) days following the Effective Date, Sublessor shall use its best efforts, at its sole cost and expense, to engage one or more third-party consultants reasonably acceptable to perform both an energy-efficiency audit of the Building and an assessment of the Building to determine what changes, modifications or upgrades would be required for the Building to achieve certification under the U.S. Green Building Council’s LEED for Existing Buildings certification program. Sublessor shall promptly provide copies of such audits and/or assessments to Sublessee upon Sublessor’s receipt, but shall be under no obligation to make any recommended changes, modifications or upgrades proposed therein.

14.	Section 21.3 of the Sublease is hereby deleted in its entirety and the following substituted therefore:

“21.3 Expansion Options. Provided no event of default has occurred under the Sublease, Sublessee shall have the right and option to expand the space which comprises the Subleased Premises as follows:

(a)	Sublessee shall have the option to expand the Subleased Premises to include Option Space B, consisting of 4,933 rentable square feet, as shown on Exhibit 2 hereto, such option exercisable by written notice to Sublessor delivered no later than May 31, 2011.

(b)	During the period from May 1, 2010 through April 30, 2015 (the “First Offer Period”), if any space in the Building should become available for rent, Sublessor shall first offer such space to Sublessee by giving Sublessee written notice identifying such available space (the “Offer Space”). Sublessee shall then have the right, within thirty (30) days after receiving Sublessor’s notice, to exercise its right expand the Subleased Premises to include such space by providing written notice to Sublessor. If Sublessee does not timely exercise said right, then Sublessor shall be free to sublease the Offer Space to a third party or parties on such terms as Sublessor deems appropriate.

(c)	If, prior to March 30, 2018, Option Space C, consisting of 14,113 rentable square feet, as shown on Exhibit 2 hereto (the “Alpha Flying Space”) should become available for rent, Sublessor shall first offer such space to Sublessee by giving Sublessee written notice identifying such available space Sublessee shall then have the right, within thirty (30) days after receiving Sublessor’s notice, to exercise its right expand the Subleased Premises to include the Alpha Flying Space by providing written notice to Sublessor. If Sublessee does not timely exercise said right, then Sublessor shall be free to sublease the Alpha Flying Space to a third party or parties on such terms as Sublessor deems appropriate. Notwithstanding the foregoing, in the event Sublessor shall fail to enter into a sublease with a prospective sublessee within one hundred eighty (180) days following Sublessee’s election not to sublease such space pursuant to this Section 21.3(c), Sublessor will resubmit for Sublessee’s review the good faith terms on which Sublessor is offering such space.

(d)

In the event Sublessee shall exercise its option rights under subparagraphs (a) - (c) above: (i) the per square foot rental rate shall be the same per square foot charge paid by the Sublessee under Article 4.1 of this Sublease plus any other additional charges payable by the Sublessee under this

Lease, (ii) Sublessee’s Proportionate Share shall be increased to reflect the additional space, (iii) the space in question will be delivered to Sublessee in “as is” condition, and (iv) all other terms and conditions of the Sublease, including the Term, shall apply to such additional space; provided, however, that should the Sublessee exercise its option rights under subparagraph (a) above, Sublessee shall have one hundred twenty (120) days of free rent in which Sublessee shall promptly prepare plans and specifications for the work it deems necessary to build out the interior of the Offer Space and/or Alpha Flying Space, as applicable (which plans shall be subject to Sublessor’s approval, not to be unreasonably withheld) and complete such build out at its own cost and expense. No fee will be due Sublessor for its review of any plans submitted to it by Sublessee under this subsection 21.3 (d).

(e)	All construction work by Sublessee required or permitted by Section 21.3 of this Sublease shall be done in a good and workmanlike manner, and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Premise and Article 10 of this Sublease. Sublessee shall pay, when due, any and all amounts owed for material and/or labor used in connection with such construction, and shall defend, indemnify and hold Sublessor harmless from any and all claims arising out of such construction. Sublessee shall promptly cause any mechanics liens placed on the property located at 325 Corporate Drive, Portsmouth, New Hampshire to be released and discharged.”

15.	Article 28 of the Sublease is hereby deleted in its entirety and the following substituted therefore:

“ARTICLE 28. NOTICES All notices and other communications authorized or required hereunder shall be in writing and shall be given by mailing the same certified or registered mail, return receipt requested, postage prepaid or by mailing the same by Express Mail or by having the same delivered by a commercial delivery service to the following address, until either party shall notify the other in writing of a different address:

If to Sublessor:	325 Corporate Drive II, LLC
210 Commerce Way, Suite 100
Portsmouth, NH 03801
Attention: Michael Kane

with copy to:

Henry B. Stebbins, Esq.
Stebbins, Lazos & Van Der Beken
66 Hanover Street
Manchester, NH 03101

If to Sublessee:	Bottomline Technologies, Inc.
325 Corporate Drive
Portsmouth, NH 03801
Attention: Kevin Donovan

with copy to:

Paul Jakubowski, Esq.
WilmerHale
60 State Street
Boston, MA 02109

and

Stanley, Esrey & Buckley, LLP
1230 Peachtree Street, Suite 2400
Atlanta, GA 30309
Attention: Robert E. Stanley, Esq.

The date of giving any notice shall be deemed to be the date upon which delivery is actually made by one of the methods described in this Article 28 (or attempted if said delivery is refused or rejected).”

16.	The parties hereto acknowledge that they have dealt with no real estate brokers in relation to this Sublease, except Sublessee’s broker, CresaPartners (the “Broker”) who shall be paid a commission by Sublessor equal to five percent (5%) of the gross rent (Base Rent + Ground Rent + RE Taxes and Operating Expenses) paid by Sublessee to Sublessor hereunder for the period May 1, 2012 through April 30, 2022 hereunder. The commission shall be deemed earned upon the execution of this Third Amendment by both parties hereto and shall be payable thirty (30) days following such execution. Sublessor acknowledges and agrees that the Broker shall have the right to designate a portion of such commission as a credit against Base Rent accruing under the Sublease, as amended hereby, and in such event Sublessor agrees to reduce the commission by the amount of such credit and apply the credit to Sublessee’s account.

17.	Notwithstanding anything contained to the contrary in the Sublease, as amended hereby, Sublessor warrants and represents to the best of its knowledge and belief, as of the Effective Date, the property is free from contamination by Hazardous Materials or Hazardous Substances and complies with all environmental laws.

18.	Renewal Option.

(a) Notwithstanding anything contained to the contrary in the Sublease, provided Sublessee is not then in default on any of its obligations under the Sublease, Sublessee shall have the right to extend the Base Term, as extended hereby, for two (2) additional terms of five (5) years each (each, a “Renewal Term”) under the same terms and conditions as the initial Base Term (other than Base Rent), subject to the terms and conditions set forth herein.

(b) Sublessee shall provide to Sublessor not less than twelve (12) months’ written notice, prior to the expiration of the then current Base Term, of Sublessee’s intention to so extend (each such notice from Sublessee being hereinafter referred to as a “Renewal Notice”). Within thirty (30) days after receiving a Renewal Notice, Sublessor shall notify Sublessee of the proposed annual Base Rent for the Renewal Term in question, which proposed annual Base Rent shall be the lesser of (y) the then current Sublease rate for the last month of the initial Base Term or the first Renewal Term (as the case may be) or (z) ninety-five percent (95%) of the “Market Rental Rate” for the Subleased Premises. “Market Rental Rate” shall mean the net effective rental, as of the date for which such Market Rental Rate is being calculated, per annum per rentable square foot (with annual adjustments) for comparable space of comparable size for a similar term in arms’ length transactions, taking into account all current market rental conditions for comparable space within the Portsmouth, New Hampshire market, including, but not limited to, rental concessions, brokerage commissions, tenant improvements and improvement allowances.

(c) Sublessee shall then have thirty (30) days to notify Sublessor whether Sublessee accepts or rejects Sublessor’s Base Rent proposal, with the failure of Sublessee to accept Sublessor’s proposal in writing deemed to constitute a rejection of Sublessor’s proposal. If Sublessee rejects Sublessor’s proposal, then for a period of thirty (30) days, beginning with the date of such rejection (or presumed rejection), Sublessor and Sublessee shall use good-faith efforts to agree in writing on Base Rent for the Renewal Term in question. In the event that Sublessor and Sublessee fail, within such thirty (30) day period, to agree on the Base Rent for the Renewal Term in question, Sublessor and Sublessee shall each appoint an “Appraiser” to determine the Market Rental Rate. Each “Appraiser” shall be an MAI appraiser with at least ten (10) years experience valuing commercial properties in the City of Portsmouth. Neither an Appraiser nor the employer of either Appraiser shall have been employed by the entity selecting such Appraiser within the previous five (5) years. If the total Base Rent for the entire Renewal Term in question set forth in the respective Market Rental determinations of the Appraisers differs by ten percent (10%) or less, the Base Rent for that Renewal Term shall be ninety five percent (95%) of the average of the amounts. If the total Base Rent for the entire Renewal Term in question set forth in the Market Rental determinations of the Appraisers differs by more than ten percent (10%), then the two Appraisers, within ten (10) days after delivering their respective valuations, shall appoint another Appraiser meeting the criteria set forth above, and the third Appraiser shall, within thirty (30) days after his or her appointment, make another determination of the Market Rental Rate. Ninety five percent (95%) of the average of (i) the third Appraiser’s determination and (ii) the other determination closest to the third Appraiser’s determination, shall be Market Rental, and such average shall be conclusive and binding on Sublessor and Sublessee.

(d) Each Renewal Notice shall be irrevocable, and Sublessee shall be unconditionally obligated to sublease the Subleased Premises during the Renewal Term in question once the Renewal Notice is sent. Upon the exercise of a renewal option, and the determination of Base Rent, either party may require the other to enter into an Amendment to the Sublease to memorialize such exercise.

19.	Acceptance of Premises and Improvements.

(a) Sublessee accepts the Subleased Premises in their current condition, “as is” to the extent Sublessee is not receiving any tenant allowance from Sublessor in connection with the execution of this Third Amendment, and, except as specifically provided herein or in the Lease, Sublessor shall provide no “Tenant Improvements” thereto. Nothing contained herein, however, shall be deemed to alter or modify Sublessor’s maintenance and repair obligations as specifically set forth in the Sublease.

(b) Within thirty (30) days following the Effective Date, Sublessor, at its sole cost and expense, shall construct those demising partitions in the Subleased Premises in locations designated by Sublessee, if any, shown on Exhibit 3 thereto, which shall be taped and ready to receive Sublessee’s covering. Further, Sublessor warrants and represents that the HVAC, electrical and plumbing services serving the portion of the Subleased Premises shown on Exhibit 2 and the Common Area lighting fixtures shall be in good working order as of the Effective Date. In addition, within ninety (90) days following the Effective Date, Sublessor, at its sole cost and expense, shall cause the maintenance obligations, more particularly set forth on Exhibit 3 attached to this Third Amendment and made a part hereof, to be completed; provided, however, nothing contained in this Third Amendment shall be construed as to limit Sublessor’s maintenance and repair obligations as more particularly described in the Sublease. Notwithstanding the foregoing, to the extent such maintenance obligations cannot be completed within such ninety (90) day period, then Sublessor shall have a reasonable amount of time to complete such maintenance obligations, provided Sublessor commences the repair of the maintenance obligations within such ninety (90) day period and Sublessor diligently pursues the completion of the same.

(c) Notwithstanding anything contained to the contrary in the Sublease, as amended hereby, in the event Sublessee elects to perform certain improvements in the space in the Building it exercises its option to expand into pursuant to Section 21.3 hereof (the “Exercised Option Space”), Sublessee, at its sole cost and expense, shall perform such improvements in the Exercised Option Space in accordance with plans and specifications approved in advance by Sublessor and, if required, the PDA, such approval not to be unreasonably withheld, conditioned or delayed by Sublessor. Additionally, in the event Sublessee elects to have a preliminary test fit plan for such Exercise Option Space performed prior to the commencement of any improvements in the Exercised Option Space, then Sublessor shall provide an allowance to Sublessee in the amount of $0.10 multiplied by the number of square feet in the subject Exercised Option Space to be applied by Sublessee to such preliminary test fit plan.

(d) Any improvements in the Subleased Premises to be constructed by Sublessee shall be (i) in accordance with plans and specifications approved in advance by Sublessor and, if required under the Prime Lease, the PDA, such approval not to be unreasonably withheld, conditioned or delayed by Sublessor, (ii) shall be done in a good and workmanlike manner, and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Premise and Article 10 of this Sublease, and (iii) performed by Sublessee through a licensed, general contractor approved in advance by Sublessor, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, Sublessor acknowledges and agrees that Sublessee shall not be required to use union contractors and subcontractors in connection with the construction of such improvements in the Subleased Premises. Sublessee shall pay, when due, any and all amounts owed for material and/or labor used in connection with such construction, and shall defend, indemnify and hold Sublessor harmless from any and all claims arising out of such construction. Sublessee shall promptly cause any mechanics liens placed on the property located at 325 Corporate Drive, Portsmouth, New Hampshire to be released and discharged. In no event shall Sublessee be required to pay a construction management fee and/or any other fee to Sublessor or its representatives, employees or agents in connection with Sublessor’s review of Sublessee’s proposed plans and specifications for the construction such improvements. During Sublessee’s construction of the improvements in the Subleased Premises, Sublessee shall have the right, at no additional cost to Sublessee, to access and use the freight elevators and the Common Areas of the Building at all times provided it does not interfere with other Tenant’s use of the Building.

20.	Right of First Offer to Purchase Building:

(a) At any time during the Base Term, as extended hereby, Sublessor desires to sell the Building to any third-party (a “Proposed Sale”), then Sublessor shall give Sublessee written notice (“Offer Notice”) of the proposed selling price which Sublessor intends to offer and accept (the “Proposed Sale Price”), together with any other material terms or conditions that Sublessor intends to give or require in connection with such Proposed Sale (collectively, the “Proposed Sale Terms”) and, Sublessor shall offer to sell to Sublessee the Building for the Proposed Sale Price and on the Proposed Sale Terms, as may be applicable.

(b) Sublessee shall have a period of thirty (30) days from the date of receipt of the Offer Notice (“Offer Period”) in which to accept such offer and agree to purchase the Building on the Proposed Sale Terms. Any such acceptance by Sublessee shall be in writing. If Sublessee accepts such offer specified in the Offer Notice in accordance with the foregoing provisions Sublessor shall be bound to sell the Building on the terms and conditions set forth in the Offer Notice, and Sublessee shall be bound to purchase the Building in accordance with such Offer Notice, unless during the thirty (30) days following Sublessee’s acceptance (the “Inspection Period”), Sublessee determines, in its reasonable judgment, that there are matters related to the Building that are unsatisfactory to Sublessee. If Sublessee determines that there are any such unsatisfactory conditions, Sublessee shall notify Sublessor in writing prior to the expiration of the Inspection Period and shall not be obligated to purchase the Building. Upon such failure to accept such offer, or the termination of such acceptance as provided for herein, the Sublease, as amended hereby, shall continue in full force and effect but the right of first offer provided herein shall be deemed waived as long as the Sublessor places the Building on the market for sale within a reasonable time. Notwithstanding the foregoing, Sublessee’s right of first offer to purchase the Building shall continue in full force and effect in the event Sublessor shall take the Building off the market for sale but thereafter Sublessor elects to place the Building back on the market for sale. As used herein, the Building shall be deemed “off the market for sale” upon the occurrence of the following: (i) Sublessor is no longer actively marketing the Building for sale; (ii) Sublessor has ceased marketing the Building for sale for a continuous period of one hundred eighty (180) consecutive days; and (iii) the term of any listing agreement entered into between Sublessor and any third party has expired and Sublessor has not entered into another listing agreement within one hundred eighty (180) days following the expiration of the term of such listing agreement.

(c) If the offer has not been timely accepted by Sublessee as hereinabove provided, then Sublessor, upon obtaining a written contract for the sale of the Building, which contract (i) is for a selling price not less than ninety percent (90%) of the Proposed Sale Price rejected by Sublessee (“Threshold Sale Price”), and (ii) conforms in all material respects to the Proposed Sale Terms, shall have the right to consummate such sale.

(d) Notwithstanding anything contained in this Third Amendment to the contrary, the rights of Sublessee set forth in this Section 20 shall not be triggered as a result of any sale or transfer of less than all of the ownership interests in Sublessor (or the discussion or negotiation of the same) by and among the existing partners and/or members of Sublessor.

21.	Assignment.

(a) The first clause of the first sentence of Section 21.1 of the Sublease is deleted in its entirety and replaced with the following:

“21.1. Assignment. Sublessee shall not assign this Sublease without the written consent of Sublessor and the PDA, such consent not to be unreasonably withheld, conditioned or delayed;”

(b) The last sentence of the third paragraph of Section 21.2 of the Sublease is hereby deleted in its entirety. Notwithstanding such deletion, the parties hereby agree that excepting leases to affiliates and subsidiaries and to the extent not otherwise agreed between Sublessor and Sublessee, in no event shall the rent charged by Sublessee be less than seventy-five percent (75%) of the Market Rental Rate as calculated in accordance with Section 18 of this Third Amendment.

(c) The last paragraph of Section 21.2 of the Sublease is hereby deleted in its entirety and replaced with the following:

“Sublessee shall have the right to employ or use a broker reasonably acceptable to Sublessor to market the Subleased Premises or any portion thereof.”

22.	Section 4.3.1(ii)(l) of the Sublease is deleted in its entirety and replaced with the following:

“Management fees paid or charges by Sublessor in connection with the management of the Building to the extent such management fee is in excess of the management fee customarily paid or charged by sublessors and/or landlords of comparable buildings in the vicinity of the Building. In furtherance of the foregoing, Sublessor agrees to competitively bid the contract for management services for the Building annually and to provide to Sublessee copies of any and all bids received by Sublessor with respect to third-party management services for the Building.”

23.	Simultaneously with its execution of this Third Amendment, Sublessor shall execute and deliver to Sublessee an amendment to the memorandum of sublease, in recordable form setting forth, among other things, the right of first offer to purchase the Building granted to Sublessee in accordance with this Third Amendment.

24.	Notwithstanding anything contained to the contrary in the Sublease, as amended hereby (including Section 10.1 of the Sublease), Sublessee shall have the right to make interior, nonstructural alterations, improvements and additions to the Subleased Premises not effecting the primary systems of the Building, including, without limitation, electrical, plumbing, security and HVAC, as Sublessee deems necessary or desirable up to Ten Thousand and 00/100 Dollars ($10,000.00) in the aggregate per calendar year without obtaining Sublessor’s and/or the PDA’s consent (as applicable), subject, however, to the provisions of Section 19 (d) (ii) and (iii) above, and provided Sublessee shall pay, when due, any and all amounts owed for material and/or labor used in connection with such, alterations, improvements and additions and shall defend, indemnify and hold Sublessor harmless from any and all claims arising out of such alterations, improvements and additions. Sublessee shall promptly cause any mechanics liens placed on the property located at 325 Corporate Drive, Portsmouth, New Hampshire to be released and discharged.

25.	Section 18.3 of the Sublease is hereby deleted in its entirety. Within ten (10) days following the Effective Date, Sublessor shall return to Sublessee the original irrevocable letter of credit currently provided to Sublessor by Sublessee in connection with the execution of the Second Amendment.

26.	In all other respects, except as herein amended, the parties ratify and confirm that the terms and provisions contained in the Sublease shall remain in full force and effect and continue to apply to and bind the parties.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Third Amendment to Sublease effective as of the 30th day of June, 2010 (the “Effective Date”).

SUBLESSOR:

325 CORPORATE DRIVE II, LLC

By:	/s/ Michael Kane
Its:	Member

SUBLESSEE:

BOTTOMLINE TECHNOLOGIES, INC.

By:	/s/ Kevin Donovan

Name:	Kevin Donovan

Its:	CFO

STATE OF NEW HAMPSHIRE

COUNTY OF ROCKINGHAM

On this 30th day of June, 2010, personally appeared Michael Kane, known to me (or proved to me on the basis of satisfactory evidence) to be the                      of 325 CORPORATE DRIVE II, LLC, and on oath stated that he was authorized to execute this instrument and acknowledged it to be his free and voluntary act for the uses and purposes set forth herein.

Before me,

/s/ Charlotte Finigan
Notary Public/Justice of the Peace
Name:	Charlotte Finigan
My Commission Expires: October 21, 2014

STATE OF NEW HAMPSHIRE

COUNTY OF ROCKINGHAM

On this 30th day of June, 2010, personally appeared Kevin Donovan, known to me (or proved to me on the basis of satisfactory evidence) to be the CFO of BOTTOMLINE TECHNOLOGIES, INC. and on oath stated that he was authorized to execute this instrument and acknowledged it to be his free and voluntary act for the uses and purposes set forth herein.

Before me,

/s/ Charlotte Finigan
Notary Public/Justice of the Peace
Name:	Charlotte Finigan
My Commission Expires: October 21, 2014